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                                                                       Exhibit 6

                         [GE LIFE & ANNUITY LETTERHEAD]

April 25, 2000


GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, Virginia  23230

Gentlemen:

This opinion is furnished in connection with the registration by GE Life and Annuity Assurance Company of a flexible premium variable life insurance policy ("Policies") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 3 to Registration Statement No. 333-32071 on Form S-6 describes the Policy. I have provided actuarial advice concerning the preparation of the Registration Statement and the preparation of the Policy form described in the Registration Statement and Exhibits thereto.

In my professional opinion, the illustration of death benefits and account values included in the Appendix of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for male age 55 than to prospective purchasers of Policies for males at other ages or underwriting classes or for females.

Additionally, the prospectus information contained in the examples of the death benefit options, based on the assumptions stated in those examples, are consistent with the provisions of the policy.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,



Paul Haley, FSA
Vice President & Actuary